                              [Claimsnet.com logo]


                                                                    Exhibit 99.1

For more information, please contact:

Paul Miller
Claimsnet.com
(972) 458-1701
pwmiller@claimsnet.com

                             FOR IMMEDIATE RELEASE:

       Claimsnet.com Announces the Simultaneous Sale of Select Assets and Execution of an Affiliate and Partner Services and License Agreement


DALLAS, TX - September 17, 2002 - Claimsnet.com inc., a leading provider of internet based software solutions for the health care industry, today announced the execution of two related agreements. One agreement involves the sale of certain Claimsnet.com assets. The other agreement provides the acquirer with a limited license to Claimsnet's proprietary software and sets forth a number of related services the parties agree to provide to each other.

         "This divestiture of our legacy provider based business in exchange for cash and the services and license agreement marks a major milestone in the reorganization of our business model. The sale will provide cash to continue our amended marketing strategy, which calls for focusing on larger volume processors of claims such as payers, re-pricing organizations, and nationwide healthcare companies," stated Paul W. Miller, the Chief Executive Officer of Claimsnet. "The ongoing license and services agreement allows the customers to continue to use the same system that they are using today and will also provide a recurring base of replacement revenue to Claimsnet. Our role will change from being a full service clearinghouse for each of these customers individually to that of a technology and services supplier to the acquirer. Additionally, we believe that this transaction establishes a win-win situation that leverages the core competencies of the parties and paves the way for an expansion of the business."

         The company announced that the financial effect of the transactions will include a significant reduction in the historical revenue base, but the simplified business model will also allow a significant reduction in expenses. The company is deploying a payer-based version of their system, which is being marketed to a number of the large insurers and related organizations. Mr. Miller added, "Claimsnet will require additional financing as we ramp up our marketing efforts into the payer market. We believe that these changes will make us more attractive to potential investors."

Safe Harbor Statement Under the Private Securities Litigation Act 1995 -- With the exception of historical information, the matters discussed in this press release are forward looking statements that involve a number of risks and uncertainties. The actual future results of the company could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to, maintaining access to external sources of capital, the conveyance of divested assets without a significant loss of users, regulatory actions, success of revised marketing strategies, actions of the Company's competitors, suppliers and distribution channels, employee retention, and continued use of the Internet. Further information on the Company's risk factors is contained in the Company's quarterly, annual, and other periodic reports as filed with the Securities and Exchange Commission.

Claimsnet.com is a leading provider of Internet-based, business-to-business solutions for the healthcare industry, including distinctive, advanced ASP technology for online healthcare transaction processing. Headquartered in Dallas, Texas, Claimsnet.com offers proprietary systems that are distinguished by ease of use, customer care, security and measurable cost advantages. Claimsnet.com trades on the OTC Bulletin Board under the symbol "CLAI.OB" and on the Boston Stock Exchange under the symbol "CLAI". More information on Claimsnet.com can be found at the Company's web site at www.claimsnet.com.

                                       ###